EXHIBIT 1.1
March 10, 2009

To:	The Purchasing Agents Listed on Annex 1 Hereto

c/o	Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Wachovia Capital Markets, LLC
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288

(the “Lead Agents”)

Re:	Distribution Agreement dated April 25, 2008
Ladies and Gentlemen:
     Subject to the terms and conditions of the Distribution Agreement, dated April 25, 2008, among U.S. Bancorp and the agents listed on Schedule A thereto concerning the sale of Securities to be issued by the Company, as amended or supplemented, the agents named in Annex 1 hereto (the “Purchasing Agents”) agree to purchase on a syndicated basis $750,000,000 aggregate principal amount of the Company’s 2.250% Senior Notes due March 13, 2012 as described in the pricing term sheet attached as Annex 2-A hereto (the “Securities”), on the terms set out below. Unless otherwise defined herein, all terms used herein have the meanings given to them in the Distribution Agreement.
1.	Subject to the terms and conditions of the Distribution Agreement and this Agreement, the Company hereby agrees to issue the Securities, and the Purchasing Agents severally agree to purchase the respective principal amount of Securities set forth opposite their names on Annex 1 hereto at the purchase price of 99.838% of the principal amount thereof (being equal to the issue price of 99.988% of the principal amount less underwriting discounts and commissions of 0.15% of the principal amount).

2.	The Applicable Time means 4:15 p.m. (Eastern time) on March 10, 2009.

3.	The purchase price specified above will be paid by the book-running lead manager Wachovia Capital Markets, LLC on behalf of the Purchasing Agents by wire transfer in immediately available funds to the Company at 10:00 a.m. (New York City time) on March 13, 2009 or at such other time and/or date as the Company and the Lead Agents on behalf of the Purchasing Agents may agree (the “Settlement Time”) against delivery of the Securities to or upon your order in the manner contemplated in the Distribution Agreement.
4.	In addition to the representations and warranties set forth in Section 1 of the Distribution Agreement, the Company represents and warrants to each Purchasing Agent as of the date hereof that:
     (a) The Company is a “participating entity” in the “debt guarantee program,” each as defined in Sections 370.2(g) and 370.2(j), respectively of the 12 C.F.R. Part 370 – Temporary Liquidity Guarantee Program (the “TLGP Rule” and “TLG Program”) adopted by the Federal Deposit Insurance Corporation (the “FDIC”).
     (b) None of the Company nor any eligible entity (as defined in Section 370.2(g) of the TLGP Rule) that is an affiliate of the Company has opted out nor will opt out of the debt guarantee program, and the FDIC has not terminated the Company’s nor any such affiliates’ participation in the debt guarantee program.
     (c) The Master Agreement between the FDIC and the Company (the “Master Agreement”) has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     (d) The Company has authorized the execution and delivery of a supplemental indenture (the “Supplemental Indenture”) in order to add the provisions to the Senior Note Indenture and the Securities that are required to be so added pursuant to the TLGP Rule and the Master Agreement and, once executed and delivered, the Senior Note Indenture, as amended and supplemented, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     (e) The Securities, when issued, will constitute “FDIC-guaranteed debt,” as defined in Section 370.2(i) of the TGLP Rule.
     (f) Taking into account the aggregate principal amount of Securities to be issued hereby, the Company has not issued, and by the Settlement Date, the Company will not have issued, an aggregate principal amount of debt benefiting from the FDIC’s “debt guarantee program,” as defined in Section 370.2(j) of the TLGP Rule, in excess of the limits set forth in Section 370.3(b) of the TLGP Rule.

     (g) The statements made in the General Disclosure Package and Prospectus under the caption “Supplemental Description of the Notes” insofar as such statements constitute matters of law, summaries of legal matters, documents or legal proceedings, or legal conclusions, has been reviewed by such counsel and fairly present and summarize, in all material respects, the matters referred to therein.
5.	In addition to the covenants set forth in Section 3 of the Distribution Agreement, the Company covenants with each Purchasing Agent that:
     (a) The Company will timely provide all reports, notices and certifications to the FDIC, pay all fees and assessments and preserve all information as required under the TGLP Rule, including pursuant to Section 370.6 and 370.9 thereof.
     (b) The Company will not use the proceeds received from the sale of the Securities for the prepayment of any debt that is not FDIC-guaranteed debt.
     (c) The Company will include in each issuer-prepared offering document relating to the Securities the disclosure statement contained in Section 370.5(h)(2) of the TLGP Rule.
     (d) The Company has not and will not market or target the Securities exclusively to retail investors.
6.	The Purchasing Agents hereby confirm that they have not and will not market or target the Securities exclusively to retail investors.

7.	The Purchasing Agents’ obligations hereunder are conditioned on:
     (a) The receipt of (i) the opinion of Squires, Sanders & Dempsey L.L.P., counsel to the Company, dated as of the Settlement Time, substantially in the form attached hereto as Annex 3, (ii) an opinion of the General Counsel of the Company, dated as of the Settlement Time, substantially in the form attached hereto as Annex 4, (iii) an opinion of Shearman & Sterling LLP, counsel to the Purchasing Agents, dated as of the Settlement Time, in form and substance satisfactory to the Purchasing Agents, (iv) a certificate of the Chairman, Vice Chairman, President or a Vice President of the Company, dated as of the Settlement Time substantially in the form attached hereto as Annex 5.
     (b) The taking of all such action as may be required in order to designate the Trustee as the “Representative” (within the meaning of Section 370.12(b)(3) of the TLGP Rule) and the Trustee having accepted such designation.
     (c) The continuance of the Master Agreement as a valid and binding agreement of the Company and the FDIC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principals of general applicability.

     (d) The execution and delivery of the Supplemental Indenture by the Company and the Trustee.
     (e) Since the date of this Agreement, there having not occurred, in the reasonable opinion of the Lead Agents on behalf of the Purchasing Agents, a change in international financial, political or economic conditions or currency exchange rates or exchange controls as would be likely to prejudice materially the sale by the Purchasing Agents of the Securities.
     (f) Such other opinions, certificates and documents as may be agreed by the Company and the Lead Agents on behalf of the Purchasing Agents on or prior to the date of this Agreement.
8.	The Company hereby appoints each Purchasing Agent party hereto which is not a party to the Distribution Agreement (each a “New Agent”) as an Agent under the Distribution Agreement solely for the purposes of the issue of the Securities (the “Issue”), pursuant to the Distribution Agreement. Each such New Agent shall be vested, in relation to the Issue, with all authority, rights, powers, duties and obligations of an Agent purchasing Securities pursuant to the Distribution Agreement, as if originally named as an Agent under the Distribution Agreement.

In consideration of the Company appointing each New Agent as an Agent with respect to the Issue, each New Agent hereby undertakes for the benefit of the Company and each of the other Purchasing Agents, that, in relation to the Issue it will perform and comply with all of the duties and obligations expressed to be assumed by an Agent under the Distribution Agreement, a copy of which it acknowledges it has received.

Each New Agent acknowledges that such appointment is limited to the Issue and is not for any other issue of Securities of the Company pursuant to the Distribution Agreement and that such appointment will terminate upon issue of the Securities comprising the Issue but without prejudice to any rights, duties or obligations which have arisen prior to such termination.

For the purposes hereof, the notice details of each New Agent are as follows:
Cabrera Capital Markets, LLC
122 East 42nd Street
New York, NY 10168
Facsimile: 212-697-0539
Attention: Capital Markets and Syndicate
Loop Capital Markets, LLC
200 W. Jackson Blvd., Suite 1600
Chicago, IL 60606
Fascimile: (312) 913-4928
Attention: Capital Markets and Syndicate

9.	The provisions of Section 2(b) of the Distribution Agreement related to Defaulted Securities and the related definitions are incorporated by reference herein and shall be deemed to have the same force and effect as if set forth in full herein. As used herein, the term “Agent” includes any person substituted for or added as an Agent under this Section 9.
     This Agreement is a Syndicated Terms Agreement referred to in the Distribution Agreement and shall be governed by and construed in accordance with the law of the State of New York.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By: Name:	/S/ Yurij Slyz Yurij Slyz
Title:	Vice President

WACHOVIA CAPITAL MARKETS, LLC

By: Name:	/S/ Carolyn C. Hurley Carolyn C. Hurley
Title:	Vice President
Terms Agreement (March 2009)

CABRERA CAPITAL MARKETS, LLC

By: Name:	/S/ Robert Aguilar Robert Aguilar
Title:	Chief Financial Officer

LOOP CAPITAL MARKETS, LLC

By: Name:	/S/ Paul A. Bonaguro Paul A. Bonaguro
Title:	Director—Loop Capital Markets, LLC
Terms Agreement (March 2009)

Accepted: March 10, 2009

U.S. BANCORP

By: Name:	/S/ Kenneth D. Nelson Kenneth D. Nelson
Title:	Executive Vice President and Corporate Treasurer
Terms Agreement (March 2009)

ANNEX 1

Principal Amount of
Purchasing Agents	Securities

Morgan Stanley & Co. Incorporated	$360,000,000
Wachovia Capital Markets, LLC	360,000,000
Cabrera Capital Markets, LLC	15,000,000
Loop Capital Markets, LLC	15,000,000

Total	$750,000,000

ANNEX 2-A
Pricing Supplement, dated March 10, 2009

ANNEX 3
[Opinion of Squires, Sanders & Dempsey L.L.P.]
1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Company has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement and the Prospectus.

3.	U.S. Bank National Association has been duly organized and is validly existing as a national banking association authorized to transact the business of banking under the laws of the United States, and has corporate power and authority to own, lease and operate its properties and conduct its business as described in the Registration Statement and the Prospectus.

4.	The Distribution Agreement and Terms Agreement have been duly authorized, executed and delivered by the Company.

5.	The Senior Note Indenture, as amended and supplemented by the Supplemental Indenture (the “Indenture”), has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

6.	The Master Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

7.	The Securities have been duly and validly authorized by all necessary corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment of the consideration therefor in accordance with the Distribution Agreement and Terms Agreement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

8.	When authenticated in accordance with the provisions of the Indenture and paid for by the Purchasing Agents in accordance with the terms of the Distribution Agreement and Terms Agreement, the Securities will constitute “FDIC-guaranteed debt,” as defined in Section 370.2(i) of the TLGP Rule.

9.	When issued and delivered, the Securities, will be entitled to the benefit of the guarantee by the FDIC under its Temporary Liquidity Guarantee Program as provided under 12. C.F.R. § 370.3(a).

10.	The statements in the Prospectus under the caption “Description of Debt Securities”, in the prospectus supplement filed with respect to the Securities (the “Prospectus Supplement”) under the caption “Description of Notes,” and in the Pricing Supplement, dated March 10, 2009 (the “Pricing Supplement”) under the caption “Supplemental Description of the Notes” insofar as they purport to summarize certain provisions of documents specifically referred to therein, are accurate summaries of such provisions.

11.	The statements in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Consequences” to the extent that they constitute matters of law or legal conclusions, have been reviewed by us and are correct.

12.	To the best of our knowledge, there are no contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Registration Statement or to be filed as exhibits thereto other than those described or referred to therein or incorporated by reference as exhibits thereto and the descriptions thereof or references thereto are correct.

13.	The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

14.	The Registration Statement is effective under the 1933 Act; any required filing of each prospectus relating to the Securities (including the Prospectus) pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b) (without reference to Rule 424(b)(8)); any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d); and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or threatened by the Commission.

15.	At the time the Registration Statement, including without limitation the Rule 430B Information, became effective or is deemed effective, and at the date hereof, the Registration Statement, the Prospectus and the Pricing Supplement dated March 10, 2009, and at the time they were filed, each document incorporated by reference therein (other than the financial statements, schedules and other financial data included therein and the Statement of Eligibility of the Trustee on Form T-1 filed as an exhibit thereto, as to which we express no opinion), complied as to form in all material respects with the requirements of the 1933 Act, the 1934 Act, the 1939 Act and the regulations under each of those Acts.

16.	No consent, approval, authorization, or order of any court or governmental authority or agency is required in connection with the sale of the Securities, except such as may be required under the 1933 Act or the 1933 Act Regulations, all of which have been obtained, or such as may be required under state securities laws.

17.	The Company is not an “investment company” within the meaning of the 1940 Act.

ANNEX 4
[Form of General Counsel Opinion]
1.	The Master Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.	There are no pending or, to the best of my knowledge, overtly threatened lawsuits or claims against the Company or any subsidiary that are required to be disclosed in the documents incorporated by reference in the Registration Statement that are not disclosed as required.

3.	The execution and delivery of the Distribution Agreement, the Terms Agreement, the Master Agreement, the Securities, the Senior Note Indenture, as amended and supplemented by the Supplemental Indenture, and the consummation of the transactions contemplated therein will not, (a) conflict with or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other instrument known to me to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its subsidiaries is subject and that is material to the Company and its subsidiaries, taken as a whole, or (b) result in a violation of any law or administrative regulation or administrative or judicial decree of any court or governmental agency, authority or body or any arbitrator having jurisdiction over the Company known to me and applicable to the Company, nor will such action result in any violation of the provisions of the certificate of incorporation or by-laws of the Company.

ANNEX 5
[Officers’ Certificate]
     (i) there has been no downgrading, nor any notice given of any potential or intended downgrading, or of a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities by any nationally recognized statistical rating organization;
     (ii) the representations and warranties of the Company contained in Section 1 of the Distribution Agreement and Section 4 of the Terms Agreement are true and correct with the same force and effect as though expressly made at and as of the date hereof;
     (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the date of this certificate; and
     (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the Commission.